Exhibit 10.20

LOCAL MARKETING AGREEMENT

This Local Marketing Agreement (the “Agreement”) dated as of March 15, 2001 is entered into by and between LIBERMAN BROADCASTING OF HOUSTON, INC., a California corporation (the “Owner”), which upon the Effective Date (as defined below) shall be the owner and operator of KSEV(AM), Tomball, Texas (the “Station”), which, upon the Effective Date, will be licensed to its wholly owned subsidiary, Liberman Broadcasting of Houston License Corp., and HOUSTON BROADCASTING COMPANY, L.P., a Texas limited partnership (the “Broker”).

WHEREAS, Owner will, upon the day that Owner consummates its acquisition of the Station (the “Effective Date”), which date shall be no earlier than March 20, 2001, be engaged in the business of radio broadcasting on the Station and will have available airtime;

WHEREAS, Owner wishes to retain Broker to provide programming for the Station pursuant to the terms and conditions set forth in this Agreement and in conformity with the Station’s policies and practices and the Communications Act of 1934, as amended together with the rules and regulations (the “FCC Rules”) of the Federal Communications Commission (the “FCC”); and

WHEREAS, Broker wishes to supply such programming and sell advertising that is in conformance with the Station’s policies and all FCC Rules, including the requirement that the ultimate control of the Station be maintained by Owner;

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

1.    Purchase of Airtime and Provision of Programming.    From the Effective Date until the date on which this Agreement expires or is earlier terminated, subject to the terms and conditions of this Agreement, Owner agrees to broadcast programming supplied by Broker 24 hours-per-day, 7 days per week provided that Owner may broadcast up to two (2) hours of programming per week which is aimed at serving the needs and interests of the Station’s community of license during the morning(s) of Saturday and/or Sunday in accordance with Section 11 of this Agreement.

To facilitate delivery of programming by Broker hereunder, Owner hereby grants to Broker the right for the first six months following the Effective Date, the right to use an on-air studio and on-air talk studio at the station’s studio (the “Studio Facilities”) located at 11767 Katy Freeway, Suite 1170, Houston, Texas 77079 (the “Studio Site”) and, subject to availability, for the first ninety (90) days following the Effective Date, the right to use production studios at the Studio Site at no additional cost to Broker. Broker and Owner shall negotiate in good faith to have Broker purchase the equipment used in the Studio Facilities once Owner relocates its studio to another site. Accordingly, Broker shall have, and Owner hereby grants to Broker, a license to enter on the premises currently occupied by the Station for the purpose of utilizing the Studio Facilities and the production studio. Broker shall hold Owner Parties (as defined below) harmless from all costs, fees and expenses incurred with respect to any personal injury suffered by any employee or agent of Broker while on the property of Owner. Broker also shall be responsible for and shall reimburse Owner for any damage to the property of Owner caused by Broker’s employees or agents. Additionally for a period of 30 days, and thereafter to the extent that Owner determines in its discretion that it has space available, Owner shall permit Broker to share the office space at the Studio Site which currently houses the station’s traffic equipment and additional office space which may be used for Broker’s sales manager and his assistant (collectively, the “Allocated Space”). Owner shall invoice Broker on a monthly basis for the

Allocated Space based upon a pro rata share of Owner’s lease payments for the Studio Site. In the event that Owner permits Broker to utilize the Allocated Space for longer than 30 days, Broker agrees to vacate the Allocated Space upon ten (10) days notice from Owner. Broker’s rights of access to the Studio Site (including the Studio Facilities and the Allocated Space) constitutes a temporary and non-exclusive right to occupy only and does not constitute a sublease or an assignment of any rights held by Owner with respect to such property.

Broker shall air the programming set forth on Exhibit A hereto (the “Programming Lineup”), which Exhibit A shall be provided by Broker for Owner’s approval on or before the Effective Date. Following the Effective Date, Broker shall not make any changes to the Programming Lineup without the prior written consent of Owner, which consent shall not be unreasonably withheld.

2.     Payments & Deposits.    During the term of this Agreement, Broker shall pay Owner the payments and grant Owner such other consideration as, in each case, is set forth on Exhibit B hereto. All payments shall be made in advance in equal monthly installments due no later than the seventh (7th) day of each calendar month; provided, however, that on or before the Effective Date, Broker shall transfer to Owner by wire payment of immediately available funds to an account designated in writing by Owner a payment equaling the prorated monthly payment for March 2001 and the payment for April 2001 in the amount set forth on Exhibit B. All monthly payments shall be by certified or cashier’s check. In addition to monthly payments hereunder, concurrently with the execution hereof, Broker shall tender to Owner a deposit (the “Deposit”) in such amount as is set forth on Exhibit B. Said Deposit shall be refundable upon the expiration of the term of this Agreement. If Broker fails to make any of the payments called for by this Agreement, Owner may, but shall not be obligated to, draw on the Deposit to defray the payment owed. In such event, Broker shall within five (5) business days pay to Owner an amount necessary to restore the full amount of the Deposit before further programming may be aired. Owner, at its option, may treat the failure to make monthly payment or to replenish the amount on deposit when due as a breach of this Agreement and immediately terminate the Agreement.

Without limiting Owner’s rights and remedies under Section 16 or any other provision of this Agreement, including its right to immediately terminate this Agreement pursuant to Section 16.1.1, if Broker has not delivered any payment owing to Owner by the seventh (7th) day of the calendar month, Owner may, in its sole discretion, suspend the carriage of Broker’s programming and resell such broadcast time (a “Default Segment”). Broker shall remain liable to Owner for the difference between the amount payable by Broker pursuant to Section 1 for the broadcast time comprising the Default Segment during the remainder of the term of the Agreement and the amount, if any, received by Owner upon resale of all or part of the Default Segment to a third party during the remainder of the term of the Agreement.

The Broker shall receive a credit for any scheduled programming not broadcast by the Station under the powers of operation and preemption in Section 11, the amount of such credit to be equal to such percentage of the monthly payment amount as the amount of time preempted comprises of the total programming hours for such month. Such credit shall be Owner’s sole compensation to Broker for air time so lost. Owner shall have no other liability to Broker or any third party pursuant to the terms of this Section. Owner may treat the failure to make payment when due as a breach under paragraph 16.1 and terminate the Agreement.

Notwithstanding any other provisions of this Agreement and without limiting other rights and remedies of Owner, any payment provided for in this Section 2 not made on the due date shall be subject to finance charges at a rate equal to the lesser of (x) 12.0% per annum or (y) the highest rate allowed by applicable law, compounded monthly.

3.    Accounts Receivable.    Broker shall have no interest in any cash accounts receivable for broadcasts on the Station which occur prior to the Effective Date. All revenues and cash accounts receivable for broadcasts on the Station following the Effective Date shall belong to Broker except that those revenues and accounts receivable which relate to (x) the items specified as “Other Consideration” on Exhibit B hereto and (y) public affairs programming broadcast by Owner in accordance with Section 11 hereof shall, in each case, belong to Owner. Additionally, and for the avoidance of doubt, any other revenue derived from the operation of the Station or its facilities shall belong to Owner. Broker may sell advertising time consistent with the applicable rules and regulations and the Policy Statement (as defined below), on the Station in combination with any other broadcast station of its choosing, subject to compliance with applicable law. Broker shall be responsible for payment of the commissions due to any national sales representative, local sales representative, agency or employee engaged by it for the purpose of selling advertising that is carried during the programming it provides to Owner. Neither Broker nor any representative of Broker shall solicit the placement of advertisements by any advertising client to whom Owner has sold advertising on the Station.

4.    Prohibition on Resale.    Broker agrees that it will not resell or otherwise transfer all or any portion of the airtime purchased from Owner hereunder without the express prior written consent of Owner, which consent shall not be unreasonably withheld, any such sale or transfer without such consent being void and of no force or effect; provided, however, that Broker may resell airtime in blocks of no longer than three (3) consecutive hours without Owner’s prior written consent.

5.    Program Delivery Requirements.    Broker shall deliver programming at its expense to the Station’s transmitter facilities or other authorized remote control points as reasonably designated by Owner.

6.    Term.

6.1    Initial Term.    The term of this Agreement shall be from date hereof until the fifth anniversary of the Effective Date unless sooner terminated as provided by this Agreement.

6.2    Extension Periods.    Broker shall have the option to extend the term of this Agreement for up to two successive one-year periods (each an “Extension Period”). In order to exercise such options, Broker shall (i) with respect to the first Extension Period, give written notice to Owner no later than six months prior to the fifth anniversary of the Effective Date and (ii) with respect to the second Extension Period, give written notice to Owner no later than six months prior to the scheduled termination of the first Extension Period. Rates for the Extension Periods shall be as set forth on Exhibit B.

6.3    Termination.    At any time following the second anniversary of the Effective Date, Broker may terminate this Agreement upon six (6) months notice to Owner if it is Broker’s intent to cease operations (for the avoidance of doubt, the earliest point where Broker may give such notice to Owner is six (6) months prior to the second anniversary of the Effective Date). In the event that Broker exercises its rights to terminate this Agreement in accordance with this Section 6.3, if Broker, any affiliate of Broker, or any entity in which Dan Scott Goeb or William Michael Richards or either of their respective spouses holds, directly or indirectly, an ownership interest, at any time prior to the third anniversary of the Effective Date, (x) enters into a local marketing agreement, time brokerage agreement or other agreement to purchase time on a radio station in the Houston DMA or (y) becomes the licensee of any radio station in the Houston DMA, (1) Broker’s termination of this Agreement shall be deemed to be null and void, (2) Broker shall be deemed to be in breach of this Agreement (a “Competition Breach”) and (3) Broker shall pay to Owner, as liquidated damages and not as a penalty, the fees which would have been due to Owner pursuant to Section 2 of this Agreement had Broker performed its obligations hereunder from the date on which Broker terminated this Agreement pursuant to Section 6.3 through the end of the initial term set forth in Section 6.1 or, if such event shall occur during an Extension Period, through the end of such Extension Period or any subsequent Extension Period for which Broker has exercised its option pursuant to Section 6.2 (the “Liquidated Damages”). The parties to this Agreement acknowledge that, due to the nature of the services provided, in the event of a Competition Breach, it would be extremely difficult or impossible to fix the actual damages, if any, which may proximately result from such Competition Breach, that an adequate remedy would be inconvenient and difficult to obtain, and that such Liquidated Damages represent a reasonable estimate of the loss to be sustained by Owner.

7.    Station Facilities.

7.1    Operation of Station.    Throughout the term of this Agreement, Owner shall operate the Station with the maximum authorized facilities. Any necessary maintenance work affecting the operation of the Station which would result in a reduction of transmitter power by more than 7.5 kW daytime or .5 kW nighttime shall be scheduled upon as much prior notice to Broker as practicable and at night or during overnight hours. Owner reserves the right, subject to FCC authorization, to modify the facilities of the station as it determines is advisable in its sole discretion.

7.2    Interruption of Normal Operations.    If the Station suffers loss or damage to its transmission facilities for any cause other than one governed by Section 7.3, which results in the decrease in the station’s operating power by more than 7.5 kW daytime and/or more than .5 kW nighttime, Owner shall notify Broker and shall undertake such repairs as necessary to restore the operation of the Station within fourteen (14) days from the occurrence of such loss or damage. If Owner fails to return the station to normal operations with such fourteen (14) day period, the Broker will be entitled to decrease the payments called for in Sections 1 and 2 in proportion to the loss of power by more than 7.5 kW daytime and .5 kW nighttime. If Owner fails to accomplish that result within sixty (60) days, Broker may terminate this Agreement upon ten (10) days notice to Owner.

7.3    Force Majeure.    Any failure or impairment of the Station’s facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast due to acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Owner (including any obligation of Owner to reduce power or suspend operation to avoid occupational exposure to harmful RF radiation), shall not constitute a breach of this Agreement and Owner will not be liable to Broker.

8.    Programming Standards.    All programs supplied by Broker shall be in good taste and shall meet in all material respects all applicable rules, regulations and policies of the FCC and the standards set out in Exhibit C of this Agreement (the “Policy Statement”). All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and policies. The program may not disserve the public interest, as determined by Owner. If, in the sole judgment of Owner, the programming presented by Broker does not meet such standards, Owner may suspend or cancel any such program. Notwithstanding the provisions of Section 6 and 17.2, if Owner cancels more than four (4) programs under this authority within any three (3) month period, Owner may immediately terminate this Agreement and exercise its rights and remedies under this Agreement based on Broker’s material breach thereof. The provision by Broker of any programming, announcement, advertising or other matter that is slanderous, defamatory, obscene or indecent and therefore in violation of the Policy Statement, or that is otherwise in violation of the Policy Statement, shall constitute a material breach of this Agreement, and shall entitle Owner, at its sole discretion, to terminate this Agreement immediately and exercise its rights and remedies under this Agreement based on such material breach by Broker, notwithstanding the provisions of Sections 6 and 17.2. If Owner determines, in its sole discretion, that any programming, announcement, advertising or other matter provided by or on behalf of Broker for broadcast on the Station may be slanderous or defamatory, Owner may require any retractions or related material that may be appropriate, as determined in the sole discretion of Owner, to be broadcast on the Station hereunder without (i) creating any liability to Broker or any other third party or (ii) limiting Owner’s indemnification rights pursuant to Section 16, or any of its other rights pursuant to Sections 11 and 17, or any other provision of this Agreement.

9.    Responsibility for Expenses and Employees.

9.1    Division of Expenses.    Owner will provide and be responsible for (i) the Station personnel necessary for maintenance and operation of the Station’s transmission facilities (including without limitation a Chief Operator), and will be responsible for the salaries, taxes, insurance and related costs for all Station personnel used in the maintenance and operation of the Station’s transmission facilities, (ii) such costs as are provided for in Section 9.2 and (iii) all real and personal property taxes, mortgage fees and expenses and other real property costs (including insurance), (iv) all transmitter site leases and any lease payments related to the Station’s studios located at 11767 Katy Freeway, Suite 1170, Houston, Texas 77079, (v) any utilities (excluding telephone charges), and (vi) all costs and expenses for the maintenance of all transmitter equipment, as determined by Owner in its sole discretion. Whenever on the Station’s premises, all personnel shall be subject to the supervision and the direction of Owner’s General Manager and/or the Station’s Chief Operator. Except as set forth in the foregoing sentences of this Section 9, Broker shall be responsible for all other expenses involved in the operation of the Station including, without limitation, (i) all operating expenses of the Station (including telephone expenses and expenses related to sales, marketing, promotion, advertising, billing and collections and traffic), (ii) all costs and expenses for maintenance of studio equipment, (iii) the employment and salaries, taxes, insurance and related costs for all personnel used in the production of its programming, including salespeople, traffic personnel (except that Owner will provide, subject to reimbursement from Broker, personnel to handle traffic during the first two weeks following the Effective Date in accordance with Section 1), board operators and programming staff and (iv) all copyright fees attributable to Broker’s programming broadcast on the Station, including, without limitation, all ASCAP, BMI and SESAC fees, and fees for any other necessary music performance rights, as determined in the sole discretion of Owner.

9.2    Station Engineer.    In the event that Broker employs Chuck McLeod (the “Engineer”), Broker shall provide Owner with the Engineer’s services on a part-time (13 hours per week) basis. The Engineer shall perform such tasks as Owner shall require and in a manner which is satisfactory to Owner, in each case, in Owner’s sole discretion. In the event that Owner requires the Engineer’s services for more than 13 hours in any week, Broker shall (subject to the Engineer’s unavailability due to scheduling conflicts arising from previously scheduled matters) make the Engineer available to Owner for such additional service. All time spent by the Engineer working on the Station’s transmitter site at the direction of Owner shall be credited toward the 13 hour weekly allotment. Conversely, if Broker requires such amount of the Engineer’s time in any week that will not permit the Engineer to provide 13 hours of service to Owner in such week, Broker shall give reasonable advanced notice thereof to Owner and Broker shall be permitted to withhold the services of the Engineer during such week (subject to Owner’s needs for the Engineer due to scheduling conflicts arising from previously scheduled matters). Owner shall pay Broker the amount of $20,000 per year for such engineering services, with such amount being payable in equal monthly installments; provided, however, that in the event that Owner is at any time dissatisfied with the services provided by the Engineer (as determined by Owner in its sole discretion), Owner may, upon giving notice to Broker, immediately terminate the effectiveness of this Section 9.2 without otherwise affecting the continuation of the other terms of this Agreement. The Engineer shall at all times be an employee of Broker and Broker shall be responsible for, and shall defend, indemnify and hold harmless the Owner Parties (as defined below) against, all aspects of such employment (including, without limitation, salary, taxes, insurance and other costs or claims arising out of or related to the Engineer’s employment) it being understood that the Engineer is being provided to Owner on an independent contractor basis. The parties do not intend that the Engineer, or any other person, shall be a third party beneficiary of this Agreement.

9.3    Non-Solicitation.    During the term of this Agreement, none of Broker, Owner or any of their respective affiliates (the “Hiring Party”) shall solicit the employment of any employee of the other party hereto (the “Employing Party”) as an employee, independent contractor or otherwise without the prior written consent of the Employing Party. No party will be deemed to have violated the covenant set forth in this Section 9.3 as a result of the placement of any job advertisement or other general solicitation of employment not specifically directed to employees of the Employing Party provided that no employee so solicited is in fact employed by the Hiring Party.

10.    Operation of Station.

10.1    Control.    Notwithstanding anything to the contrary in this Agreement, Owner shall have full authority and power over the management and operation of the Station during the period of this Agreement. In no event shall Broker, or Broker’s employees, represent, depict, describe or portray Broker as Owner of the Station. To this end, all employees of Broker, whose work involves the Station, shall be informed as to Owner’s ultimate control over the Station and Broker’s subordinate capacity. Owner shall provide and pay for the General Manager of the Station, who shall report and be accountable solely to Owner and who shall be responsible for the direction of the day-to-day operation of the Station to the extent required pursuant to the FCC Rules. Owner shall retain control over the policies, programming and operations of the Station, including without limitation the right to decide whether to accept or reject any programming or advertisements, the right to pre-empt any programs in order to broadcast a program deemed by Owner to be of greater national, regional or local interest, and the right to take any other actions necessary for compliance with the laws of the United States, the State of Texas, the rules, regulations and policies of the FCC, including the prohibition on unauthorized transfers of control and multiple ownership of stations, and the rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice. Owner shall at all times be solely responsible for meeting all of the FCC’s requirements with respect to public service programming, for maintaining the political and public inspection files and the Station log, for the sale of political advertising, and for the preparation of all programs/issues lists.

10.2    Broker’s Responsibilities with Respect to Operation of Station.    At Owner’s request, Broker shall cooperate with and assist Owner in complying with the FCC Rules and the other rules and regulations referenced in Section 10.1. Broker shall cause the Station to transmit any required tests of the Emergency Alert System at such times as are directed by Owner. Broker shall prepare, maintain and deliver to Owner all records and information required by the FCC to be placed in the public inspection files of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC’s rules, and agrees to broadcast sponsored programming addressing political issues, in accordance with the provisions of Section 73.1212 of the FCC’s rules. Broker also shall consult with Owner and adhere strictly to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to “equal opportunities”) and the charges permitted therefor; provided, however, that in the event that Owner, in its sole discretion, determines that Broker is failing to comply with such statutes and FCC Rules, upon Owner’s instruction to such effect, Broker shall immediately cease and desist from carrying political advertisements and programming. Broker shall furnish within its programming, on behalf of Owner, all station identification announcements required by the FCC’s rules. Broker shall provide information with respect to any of its programming which is responsive to the public needs and interests of the area served by the Station so as to assist Owner in the preparation of any required programming reports, and provide other information to enable Owner to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. All studio facilities used by Broker shall comply with FCC Rules related to the location and staffing thereof.

11.    Public Affairs; Special Events.    Notwithstanding any other provision of this Agreement, Broker recognizes that Owner has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Station. Owner shall have the right to air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of Owner to discharge its obligations to the public and to comply with the FCC Rules with respect to meeting the ascertained needs and interests of the public. Accordingly, Owner may broadcast public affairs programming in either one (1) hour blocks during the hours of 5am to 6am Saturday and Sunday; provided, however, that if Owner determines that it needs additional time or an alternative regularly scheduled time in order to meet its obligations as an FCC licensee Broker shall make such time available to Owner. Additionally, Owner shall have the right, in its reasonable discretion, to pre-empt any of the broadcasts of the programs supplied by Broker, and to use part or all of the hours of operation of the Station for the broadcast of events of special importance. In all such cases, Owner will use its best efforts to give Broker reasonable advance notice of its intention to pre-empt programming and, in the event of such pre-emption, Broker shall receive a credit for such time as may be pre-empted by Owner.

12.    Right to Use the Programs.    The right to use the programs produced by Broker and to authorize their use in any manner and in any media whatsoever shall be at all times vested solely in Broker except as authorized by this Agreement.

13.    Payola and Plugola.    The Broker will provide to the Station in advance any information known to Broker regarding any money or other consideration which has been paid or accepted, or has been promised to be paid or to be accepted, for the inclusion of any matter as a part of any programming or commercial material to be supplied to Owner by Broker for broadcast on the Station, unless the party making or accepting such payment is identified in the program as having paid for or furnished such consideration in accordance with the FCC Rules. Commercial matter shall have obvious sponsorship identification contained in the commercial copy. The Broker will at all times endeavor to proceed in good faith to comply with the requirements of Sections 317 and 507 of the Communications Act of 1934, as amended, and the related FCC Rules and regulations of the FCC. At such times as Owner may reasonably request, Broker agrees to execute and to provide Owner with affidavits from itself and all of its employees and agents who are involved with providing programming on the Station in the form of Exhibit D hereto.

14.    Compliance with Law.    The Broker will, in good faith, endeavor to comply with all laws and regulations applicable to the broadcast of programming by the Station.

15.    Indemnification; Rights of Owner; Insurance.

15.1    Indemnification.    The Broker will indemnify and hold harmless Owner and its officers, directors, employees, affiliates and agents (the “Owner Parties”) against all claims, damages, liabilities, costs and expenses including, without limitation, amounts paid in settlement, any judgment and reasonable attorneys’ fees and costs (the “Losses”) resulting from claims for defamation, slander, illegal competition or trade practice, violation of rights of privacy, and infringement of copyrights or other proprietary rights or other law arising out of the broadcast on the Station of programming furnished by Broker pursuant to this Agreement. The Broker shall further indemnify and hold harmless each Owner Party from and against all other Losses arising from the broadcasting of any programs supplied by Broker including, without limitation and for the avoidance of doubt, any such amounts related to a challenge to the renewal of the FCC license for the Station or any FCC enforcement proceeding. Owner reserves the right to refuse to broadcast any program or any portion thereof containing matter which is, or in the reasonable opinion of Owner may be, or which a third party claims to be, violative of any right of any third party or which may constitute a “personal attack,” as that term is defined by the FCC.

15.2    Insurance.    In addition to any other insurance coverage which Broker may be required to carry in accordance with applicable law, from the Effective Date through the date on which this Agreement is terminated, Broker shall obtain and maintain a media special perils insurance policy with errors and omissions coverage with a coverage limit of at least $5,000,000. Such policy shall be an occurrence policy. The insurance policy required above shall be obtained and maintained from a company reasonably acceptable to Owner. All such insurance shall, to the extent of the Broker’s indemnity obligations under this Agreement, be primary to any other available coverage and shall name Owner and Liberman Broadcasting of Houston License Corp. as additional insureds. Upon request, Broker shall provide the other Party with an insurance certificate confirming compliance with the insurance requirements of this Section 15.2. The insurance certificate shall indicate that such Owner shall be notified not less than thirty (30) days prior to any cancellation or material change in coverage. In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided above, Broker shall make commercially reasonable efforts to pursue such claim with its carrier. Broker shall use its commercially reasonable efforts to obtain from the insurance companies providing the coverage required by this Agreement a waiver of all rights of subrogation or recovery in favor of Owner and the Owner Parties.

16.    Events of Default; Cure Periods and Remedies.

16.1    Events of Default.    The following shall constitute events of default (the “Events of Default”) under the Agreement:

16.1.1    Non-Payment.    The Broker’s failure to pay any broadcast fee pursuant to Sections 1 and 2 when due.

16.1.2    Non-Timely Delivery of Program Materials.    Broker’s failure to deliver programs in a timely fashion.

16.1.3    Default in Covenants.    The default by Broker or by Owner in the performance of any material covenant, condition or undertaking contained in this Agreement (other than defaults governed by Sections 8, 16.1.1 or 16.1.2 and defaults arising as a result of the circumstances contemplated in Section 7.2 or 7.3, which, in each case, shall be governed by such sections).

16.1.4    Adverse Legal Action.    If Broker shall (a) make a general assignment for the benefit of creditors, (b) file or have filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Broker under any federal or state insolvency law, which, if filed against Broker, has not been dismissed or discharged within thirty (30) days thereof. Also, if Broker, Dan Scott Goeb or William Michael Richards or either of their respective spouses, challenge the validity of the Guaranties provided by them upon the execution of this Agreement.

16.1.5    Breach of Representation.    If any representation or warranty made by Owner or Broker in this Agreement, or in any certificate or document furnished by Broker to Owner pursuant to the provisions of this Agreement, shall prove to have been false or misleading in any material respect as of the time furnished.

16.2    Cure Periods.    Notwithstanding anything in Section 16.1 to the contrary, with respect to Sections 16.1.3 and 16.1.5, no Event of Default shall be deemed to have occurred until the non-defaulting party has provided the party in default with written notice specifying the event or events that, if not cured, would constitute an Event of Default and specifying the actions necessary to cure the default(s) and the defaulting party shall have failed to have cured such default within thirty days after receipt of such notice. This period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the non-defaulting party.

16.3    Termination Upon Default.    Upon the occurrence of an Event of Default, the non-defaulting party may immediately terminate this Agreement, provided that it is not also in material default of this Agreement. Notwithstanding the foregoing, this Agreement: (a) shall terminate immediately, without notice to Broker or any further action by Owner or any other person, upon Broker’s making a general assignment for the benefit of creditors, or filing a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Broker under any federal or state insolvency law; and (b) shall terminate at the end of the thirtieth (30th) day after any person has filed against Broker a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Broker under any federal or state insolvency law, unless such petition has been dismissed or discharged by such time. In no event shall Owner have any liability for consequential, special, incidental, or lost profits damages. In no event shall termination extinguish any rights of Owner pursuant to Section 15.

17.    Sale of Station or Change of Format.    If the FCC licenses for the Station are assigned or transferred during the term of this Agreement, Owner’s obligations under the

Agreement will be satisfied by the assignment to and acceptance of those obligations by the successor owner of the Station or such owner’s affiliate.

18.    Termination Upon Order of Judicial or Governmental Authority.    If any court of competent jurisdiction or any federal, state or local governmental authority designates a hearing with respect to the continuation or renewal of any license or authorization held by Owner for the operation of the Station, advises any party to this Agreement of its intention to investigate or to issue a challenge to or a complaint concerning the activities permitted by this Agreement, or orders the termination of the Agreement and/or the curtailment in any manner material to the relationship between the parties to this Agreement of the provision of programming by Broker, with the concurrence of Owner, Broker shall have the option to seek administrative or judicial appeal of or relief from such order(s), in which event Owner shall cooperate with Broker provided that Broker shall be responsible for legal fees incurred in such proceedings, or Broker shall notify Owner that the Agreement will be terminated in accordance with such order(s). If the FCC designates the renewal application of the Station for a hearing as a consequence of this Agreement or for any other reason, Broker shall cooperate and comply with any reasonable request of Owner to assemble and provide to the FCC information relating to Broker’s performance under this Agreement, at Broker’s expense. Upon termination following such governmental order(s), Broker shall pay to Owner any fees due but unpaid as of the date of termination as may be permitted by such order(s), and Owner shall reasonably cooperate with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding. Thereafter, neither party shall have any liability to the other.

19.    Mutual Representations and Warranties.    Each of Owner and Broker represents to the other (i) that it is legally qualified and able to enter into this Agreement, (ii) that the execution, delivery and performance hereof does not constitute a breach or violation of any agreement, contract or other obligation to which it is subject or by which it is bound and (iii) that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

20.    Maintenance of Corporate Status.    At all times during the term of this Agreement, Broker shall take such actions as are necessary to ensure that Broker is in good standing under the laws of its jurisdiction of incorporation.

21.    Modification and Waiver.    No modification or waiver of any provision of the Agreement shall be effective unless made in writing and signed by the party adversely affected, and any such waiver and consent shall be effective only in the specific instance and for the purpose for which such consent was given.

22.    No Waiver; Remedies Cumulative.    No failure or delay on the part of Owner or Broker in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver of any breach of this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any rights or remedies which either may otherwise have.

23.    Construction.    This Agreement shall be construed in accordance with the laws of the State of Texas without regard to the provisions of conflicts of law thereunder. The obligations of the parties to this Agreement are subject to all federal, state or municipal laws or regulations, including those of the FCC, now or hereafter in force. The parties each acknowledge that all the terms and conditions in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon all relevant considerations. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation hereof. Nothing in this agreement shall be deemed to constitute a joint venture or partnership between the parties hereto.

24.    Headings.    The headings contained in this Agreement are included for convenience only and shall not in any way alter the meaning of any provision.

25.    Successors and Assigns.    This Agreement may not be assigned by Broker without the express written consent of Owner first had and obtained. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

26.    Counterpart Signatures.    This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original and be binding on the parties to this Agreement.

27.    Notices.    Any notice required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, or mailed by United States mail, postage prepaid, and addressed as follows:

If, to Owner:	Lenard D. Liberman Executive Vice President Liberman Broadcasting of Houston, Inc. 1813 Victory Place Burbank, California 91504
with copies (which shall not constitute notice) to:
Joseph K. Kim, Esq. O’Melveny & Myers LLP 400 South Hope Street, 15th Floor Los Angeles, California 90071

and, If to Broker:	William Michael Richards President Pat-Rich, LLC, as general partner of Houston Broadcasting Company, L.P. 11767 Katy Freeway Suite 690 Houston Texas 77079

28.    Entire Agreement.    This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, or written, between them with respect to the subject matter hereof.

29.    Severability.    In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this

Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

30.    Attorneys’ Fees.    In the event of any legal action to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover his or its costs and reasonable attorneys’ fees incurred from the losing party.

31.    Confidentiality.    If Owner provides (or, prior to the execution hereof, has provided) Confidential Information (as hereinafter defined) to Broker in writing and identified as such or if in the course of performing under this Agreement Broker learns Confidential Information regarding the facilities or plans of the other, the receiving party shall protect the Confidential Information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information; provided, however, that Broker shall each be entitled to provide such Confidential Information to its directors, officers, members, managers, employees, lenders, attorneys, agents, and contractors (“Representatives”), entities controlling, controlled by or under common control with Broker (“Broker Affiliates”) or the Representatives of such Broker Affiliates, in each case whose access is reasonably necessary. Each such recipient of Confidential Information shall be informed by the party disclosing Confidential Information of its confidential nature, and shall be directed to treat such information confidentially and shall agree to abide by these provisions. All obligations of Broker under this Section 31 shall be deemed to be applicable to Broker and to all Representatives of Broker, all Broker Affiliates, and all Representatives of any Broker Affiliates. In any event, Broker shall be responsible for any breach of this provision by any Person to whom that party discloses Confidential Information. Broker shall not be required to hold confidential any information that: (1) becomes publicly available other than through the recipient; (2) is required to be disclosed by a governmental or judicial order, rule or regulation; (3) is independently developed by the disclosing party; or (4) becomes available to the disclosing party without restriction from a third party. These obligations shall survive expiration or termination of this Agreement for a period of two (2) years. Confidential Information shall not include information disclosed by Broker as required by applicable law or regulation; provided, however, that the information disclosed is limited to the existence and general nature of the relationship between Broker and Owner, including, as required, the scope, approximate revenues, purposes and expectations related to such relationship and a description of any disputes relating thereto and Broker provides Owner with advanced written notice of such potential disclosure so that Owner has a reasonable opportunity to secure the confidential protections thereof. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information, currently existing or subsequently created during the term of the relationship between Broker and Owner, which Owner or any Owner Party owns or controls and which has not been released by Owner or any Owner Party to the general public or a third party without similar restrictions. Such information includes but is not limited to, all terms and conditions of this Agreement other than such terms and conditions as must be filed with the FCC in accordance with the FCC Rules, any and all proprietary information and any other information (excluding information in the public domain other than as a direct or indirect result of any breach by either party of the provisions of this section) related to the business, operations, management, assets, properties, plans or prospects, condition, financial or otherwise, or results of operation of Owner and any Owner Party, including information disclosed to or known by Broker as a consequence of, or through Broker’s relationship with the Owner pertaining to the business of Owner and any Owner Party and their customers and the methods, processes, organization, price lists, invoices, prospect/customer/client lists, procedures, or finances of Owner and any Owner Party, including, without limitation, information of or relating to research, development, scientific or technical information, methods, formulae, processes, analytical results, trade secrets, information regarding patents, copyrights, or other intellectual property rights, computer software and any related or other technical, corporate, marketing or trade information, and all information that gives Owner and any Owner Party an opportunity to obtain an advantage over the competitors of Owner or any Owner Party who do not know or use it; or information disclosed to or known by Owner as a consequence of, or through such party’s relationship with Broker pertaining to the businesses, products, processes, and services of the customers or clients of Owner and any Owner Party, including, without limitation, information of or relating to research, development, inventions, manufacturing, engineering, designs, methods, processes, analytical results, and any related or other technical, corporate, marketing or trade information.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

LIBERMAN BROADCASTING OF HOUSTON, INC.

By:	/s/ LENARD D. LIBERMAN
Lenard D. Liberman, Esq.
Executive Vice President

Date:	March 14, 2001

HOUSTON BROADCASTING COMPANY, L.P.

By:	PAT-RICH, LLC
Its:	General Partner

By:	/s/ WILLIAM MICHAEL RICHARDS
William Michael Richards President

Date:	March 14, 2001

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EXHIBIT A

Program Lineup

[To Be Supplied by Broker]

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EXHIBIT B

Payments and Deposits

In consideration for the airtime supplied to Broker pursuant to this Agreement, Broker shall provide the following consideration to Owner.

A.    Monthly Rates

In accordance with Section 2 of the Agreement, Broker shall make monthly payments in the following amounts:

Year	Rate

Effective Date through March 31, 2002	$750,000 ($62,500 per month) plus a prorated portion of the $62,500 monthly amount for the remainder of March 2001.

4/1/2002-3/31/2003	$800,000 ($66,666.66 per month)

4/1/2003-3/31/2004	$875,000 ($72,916.66 per month)

4/1/2004-3/31/2005	$1,000,000 ($83,333.33 per month)

4/1/2005-3/31/2006	$1,100,000 ($91,666.66 per month)

In accordance with the foregoing, upon execution of this Agreement, Broker shall pay to Owner the amount of $87,157.50 representing the prorated payment for March, 2001 and payment for April, 2001.

B.    Other Consideration

In addition to the monthly payments, Owner shall receive 42 sixty second commercial spots per week for sale by Owner to advertisers at such rates as Owner shall determine in its sole discretion. Such commercial spots shall air between the hours of 6am-7pm Monday through Saturday; provided, however, that (1) Owner shall have the right to have 15 of such spots per week upgraded to program sponsorships (including an opening and closing sponsorship billboard by the Station’s talent which notes that Owner’s client is a sponsor of the program then airing, such announcement to be followed in the first break thereafter by the sixty second commercial spot for such advertiser) and (2) in the event that Owner receives a request from an advertiser that its commercial spots air on a particular day and/or at a particular time, Broker shall accommodate such request unless Broker shall have previously committed all of its airtime for such period to retail price cash advertisers. If Broker shall reject Owner’s request for a particular time slot based upon a prior sale which conforms to the requirements of the preceding sentence and such time shall subsequently become available, Broker shall give Owner a right of first refusal over such time. Broker shall promptly provide Owner with contracts (in triplicate) once orders are entered into Broker’s computer traffic system. Within five (5) business days of the end of each standard broadcast month, Broker shall provide Owner with such information as Owner shall require in order to invoice its advertising clients and to demonstrate that Owner has fulfilled its obligations to such advertising clients. Additionally, at Owner’s request, Broker shall provide weekly

B-1

invoices. In the event that Broker employs a copywriter and production staff, Broker shall make such persons available to Owner upon reasonable notice and for reasonable periods of time subject to their availability. At Owner’s request, Broker shall make voice talent reasonably available to Owner, at no cost to Owner, for purposes of producing the advertising spots referred to in this paragraph.

C.    Deposits

The amount which Broker shall tender as its initial deposit in accordance with Section 2 shall be $125,000. In the event that the Effective Date does not occur within sixty (60) days of the date hereof, Owner shall refund such deposit to Broker in its entirety.

D.    Rates for Extension Periods

The monthly rates for the Extension Periods shall be (i) $1,210,000 ($100,833.33 per month) for the first Extension Period and (ii) $1,331,000 ($110,916.66 per month) for the second Extension Period.

E.    Costs

Broker shall promptly reimburse Owner for any amounts paid by Owner which represents costs which Broker has agreed to assume pursuant to the Agreement

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Exhibit C

KSEV Station Programming Policy

1.    Broadcast Content and Technical Requirements.    All programs delivered to Liberman Broadcasting of Houston, Inc. (“Owner”) for airplay shall be professional broadcast quality.

1.1    Owner reserves the right to review any program at any time for its suitability for airing either for unacceptable content or poor technical quality.

1.2    Owner reserves the right not to broadcast any material at any time due to either unacceptable content or poor technical quality. Houston Broadcasting Company, L.P. (“Broker”) shall remain obligated to pay for airtime.

1.3    Any and all transmission of Broker programming to Owner is the responsibility of the Broker.

1.4    Owner is responsible for and will provide all station IDs, public service announcements and community affairs programming.

2.    Regulations and Guidelines.    All programming shall conform to all requirements under the Communications Act of 1934, as amended, all rules regulations and policies of the FCC (the “FCC Rules”) and this KSEV Station Programming Policy as each may be amended from time to time. The program may not disserve the public interest, as determined by Owner. Broker agrees to cooperate with Owner in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

2.1    Political & Editorial Content.    Any and all editorial opinion, political candidate or ballot proposition endorsements and non-paid political candidate appearances shall be conducted in accordance with the FCC Rules. Broker also shall consult with Owner and adhere strictly to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to “equal opportunities”) and the charges permitted therefor; provided, however, that in the event that Owner, in its sole discretion, determines that Broker is failing to comply with such statutes and FCC Rules, upon Owner’s instruction to such effect, Broker shall immediately cease and desist from carrying political advertisements and programming. If any programming or other material submitted for broadcast by Broker triggers equal access and/or related obligations to competing political candidates under the Communications act of 1934, as amended, and/or the FCC Rules, Broker shall be responsible to provide any broadcast time so required and to ensure compliance with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC.

2.2    Respectful of Faiths.    The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times.

2.3    No Denominational Attacks.    Programs shall not be used as a medium for attack on any faith, denomination, or sect, or upon any individual or organization.

2.4    Controversial Issues.    Broker shall use reasonable efforts to ensure that any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming through the use of hosts, guests and callers expressing a variety of viewpoints. To the extent required in accordance with the FCC Rules, Owner may require that responsive program be aired if any programming contains (x) attacks on the honesty, integrity, or like personal qualities of any person or group of issues of public importance or (y) during the course of political campaigns, editorializing about individual candidates.

2.5    Donation Solicitation.    Requests for donations in the form of a specific amount, for example, $1.00 to $5.00, shall not be made if there is any suggestion that such donation will result in miracles, cures or prosperity. However, statements generally requesting donations to support the broadcast, church or other entity may be permitted.

2.6    Treatment of Parapsychology.    The advertising or promotion of fortune telling, occultism, astrology, phrenology, palm reading, numerology, mind-reading, character readings, or subject of like nature is not permitted.

2.7    No Ministerial Solicitations.    No invitations by the minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or cures for illness.

2.8    No Vending of Miracles.    Any exhortation to listeners to bring money to a church affair or service is prohibited if the exhortation, affair, or service contains any suggestion that miracles, cures, or prosperity will result.

2.9    Sale of Religious Artifacts.    The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are readily available in ordinary commerce or are clearly being sold for legitimate fundraising purposes.

2.10    No Miracle Solicitation.    Any invitations to listeners to meet at places other than the church and/or to attend other than regular services of the church is prohibited if the invitation, meeting, or service contains any claim that miracles, cures, or prosperity will result.

2.11    No Claims of Undocumented Miracles.    Any claims of miracles or cures not documented in biblical scripture and quoted in context are prohibited; e.g., this prohibits the minister and/or other individual appearing on the program from personally claiming any cures or miracles and also prohibits the presentation of any testimonials regarding such claims either in person or in writing.

2.12    Contests.    All contest-type programs and promotions must first be submitted to Owner for approval at least thirty (30) days prior to airing. In the event that such programs and/or promotions are not submitted by the Broker for prior approval, Owner may refuse to permit the airing thereof, in addition to such other rights and remedies which Owner may have as a result of the breach of the Agreement by Broker.

2.13    No Lotteries.    Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

2.14    No “Dream Books”.    References to “dream books,” the “straight line,” or other direct or indirect descriptions or solicitations relative to the “numbers game,” or the “policy game,” or any other form of gambling are prohibited.

2.15    No Numbers Games.    References to chapter and verse numbers, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must relate to the overall theme of the program.

2.16    Required Announcements.    Broker shall broadcast (i) an announcement at the beginning and end of each program, and hourly, as appropriate, to indicate that program time has been purchased by Broker, and (ii) any other announcement that may be required by law, regulation or Station policy.

2.17    Credit Terms Advertising.    Pursuant to rules of the Federal Trade Commission, no advertising of credit terms shall be made over the Station beyond mention of the fact that, if desired, credit terms are available.

2.18    No Illegal Announcements.    No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Owner, which reserves the right in its sole discretion to reject any game, contest or promotion.

2.19    Owner Discretion Paramount.    In accordance with Owner’s responsibility under the Communications Act of 1934, as amended, and the FCC Rules, Owner reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with Station policy or which in the reasonable judgment of Owner or its General Manager or Chief Engineer would not serve the public interest.

2.20    Programming Prohibitions.    Broker shall not broadcast any of the following programs or announcements:

A.    False Claims.    False or unwarranted claims for any product or service.

B.    Unfair Imitation.    Infringements of another advertiser’s rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

C.    Commercial Disparagement.    Any disparagement of competitors or competitive goods.

D.    Profanity.    Any programs or announcements that are slanderous, defamatory, obscene, profane, indecent, vulgar, repulsive or offensive, either in theme or treatment. Depictions of violence should be minimized, and may not promote or espouse the use of such violence.

E.    Price Disclosure.    Any price mentions except as permitted by Owner’s policies current at the time.

F.    Unauthenticated Testimonials.    Any testimonials which cannot be authenticated.

G.    Descriptions of Bodily Functions.    Any continuity which describes in a repellent manner internal bodily functions or symptomatic results of internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

H.    Conflict Advertising.    Any advertising matter or announcement which may, in the reasonable opinion of Owner, be injurious or prejudicial to the interest of the public, the Station or honest advertising and reputable business in general.

I.    Fraudulent or Misleading Advertisement.    Any advertising matter, announcement or claim which Broker knows to be fraudulent, misleading or untrue.

J.    Advertisements.    All advertising and other paid or bartered announcements included in the program must meet sponsorship identification requirements. No advertisements for cigarettes or tobacco products may be presented.

K.    Clearance and Releases.    Programs may not include material taped from other broadcast stations without all necessary consents in writing. Program may not include taped telephone calls without all necessary consents in writing. All copyright licenses, right of publicity releases and other necessary clearances must be obtained by the program supplier.

Owner may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby. In any case where questions of policy or interpretation arise, Broker shall submit the same to Owner for decision before making any commitments in connection therewith.

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